Exhibit 10.1

Amendment No. 1 to

Amended and Restated Form of Change of Control

For Senior Management

This Amendment dated September 28, 2018 (the “Amendment”) amends that certain Amended and Restated Form of Change of Control for Senior Management (the “Agreement”) between CafePress, Inc., a Delaware corporation (“CafePress”) and                      (“Employee”), provided, however that this Amendment is shall only become effective, and is contingent, upon the closing of the merger contemplated in that certain Agreement and Plan of Merger dated September 28, 2018 between CafePress, Snapfish, LLC, a California limited liability company (“Parent”) and Snapfish Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the “Merger”). To the extent the Merger fails to close, this Amendment shall be void ab initio

1.	The Definition of “Constructively Terminated” shall be deleted in its entirety and replaced with the following:

“Constructively Terminated” means your voluntary resignation within ninety (90) days following (i) a change in your position which materially reduces your duties or level of responsibility, provided that for this purpose your duties and level of responsibility will not be deemed to be materially diminished if following a Change in Control you retain the same duties and level of responsibility with respect to the Company business or the business with which such business is operationally merged or subsumed; (ii) a material reduction in your base salary, other than in connection with a general decrease in compensation affecting officers of the Company or an acquiring corporation; or (iii) a change in your place of employment which is more than 50 miles from your place of employment, provided that in each case such change or reduction is effected without your written concurrence, and provided further that such change is not remedied within ninety (90) days after written notice thereof from the you to the Company, which notice shall specifically reference a “Constructive Termination” pursuant to this provision. Notwithstanding the foregoing, you will not be deemed to be Constructively Terminated on account of a change in your title, change in the person or persons to whom you report or the occurrence of a mere Change in Control or other change in corporate status of the Company (such as pursuant to a “going private” transaction) absent additional action on the part of the Company or a successor company that would result in an event described in (i), (ii) or (iii) of the preceding sentence.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Amended and Restated Form of Change of Control For Senior Management to be executed as of the date first written above.

CAFEPRESS INC.	EMPLOYEE

Name: